Exhibit 28(d)(10)

June 15, 2017

Mr. Chad Hallett
Treasurer
State Street Navigator Securities Lending Trust
c/o SSGA Funds Management, Inc.
One Lincoln Street
Boston, Massachusetts 02111

RE:	State Street Navigator Securities Lending Trust Fee Waiver and/or Expense Reimbursement Arrangements

Dear Mr. Hallett:

SSGA Funds Management, Inc. (“SSGA FM”), as adviser to each series (each a “Fund” and collectively, the “Funds”) of the State Street Navigator Securities Lending Trust (the “Trust”) agrees to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that such Fund’s Total Annual Fund Operating Expenses (exclusive of non-recurring account fees and/or extraordinary expenses) do not exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Funds until the applicable Expiration Date:

Fund Name	Expense Limitation	Expiration Date
State Street Navigator Securities Lending Government Money Market Portfolio	0.034%	July 26, 2017
State Street Navigator Securities Lending Portfolio I	0.042%	April 30, 2018

Each of the above stated fee waiver and/or expense reimbursement arrangements (i) supersedes any prior fee waiver and/or expense reimbursement arrangement for the applicable Fund and (ii) may only be terminated during the relevant period with the approval of the Funds’ Board of Trustees.  SSGA FM and a Fund Officer are authorized to take such actions as they deem necessary and appropriate to continue each of the above stated waivers and/or expense reimbursements for additional periods, including of one or more years, after the applicable Expiration Date.

If these arrangements are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

/s/ Ellen M. Needham
By:
Ellen M. Needham
 Director and President

Accepted and Agreed:
STATE STREET NAVIGATOR SECURITIES LENDING TRUST,
ON BEHALF OF THE FUNDS NAMED ABOVE

/s/ Chad Hallett
By:
Chad Hallett
Treasurer